Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-193155

Prospectus Supplement No. 3
(to Prospectus dated January 13, 2014
as supplemented by Prospectus Supplement No. 1,
dated January 24, 2014, and by Prospectus
Supplement No. 2, dated February 14, 2014)

3,153,647 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus supplement No. 3, dated March 7, 2014 (this “Prospectus Supplement No. 3”), supplements the prospectus, dated January 13, 2014, as amended and supplemented by Prospectus Supplement No. 1 thereto, dated January 24, 2014, and Prospectus Supplement No. 2 thereto, dated February 14, 2014 (as so amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S−1 (Registration No. 333−193155). This Prospectus Supplement No. 3 is being filed to update, amend and supplement the information included or incorporated by reference into the Prospectus with the information contained in our Current Report on Form 8−K, filed with the Securities and Exchange Commission on March 7, 2014, which is attached to this Prospectus Supplement No. 3. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
The Prospectus and this Prospectus Supplement No. 3 relate to the resale or other disposition from time to time of up to 3,153,647 shares of our common stock by the selling shareholders named in the Prospectus. The shares of common stock covered by the Prospectus and this Prospectus Supplement No. 3 are issuable upon the exercise of warrants which were previously issued by us in private placement transactions. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 3 and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders.
This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 3 updates, amends and supplements the information included or incorporated by reference into the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 3, you should rely on the information in this Prospectus Supplement No. 3.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On March 7, 2014, the last reported sale of the common stock on the NYSE MKT was $4.43 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 9 of the Prospectus.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 3 is March 7, 2014.